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Exhibit 99.1

                             For Immediate Release
                               November 10, 2000

                         First Century Bankshares, Inc.
                         Reports Third Quarter Earnings
                       And Issues Fourth Quarter Warning

     Bluefield, WV - First Century Bankshares, Inc. Bluefield, West Virginia, (OTCBB - FCBS) a $378 million bank holding company, announced record earnings of $2,804,000 for the nine month period ending September 30, 2000. This represents an 11.4 percent increase over the $2,516,000 earned during the same period in 1999. On a per share basis, net income increased to $1.40 from $1.26. Earnings through September 30, 2000 reflect a return on average assets (ROAA) of 1.01 percent, and a return on average equity (ROAE) of 12.63 percent.

     Third quarter earnings contributing to the annualized performance of the Corporation were $979,000, or $0.49 per share. These earnings increased 6.6 percent from the $918,000, or $0.46 per share earned during the third quarter in 1999. This was also an increase of 12.3% over the earnings of $872,000, or $0.44 per share, earned in the second quarter of 2000.

     Dividends for the third quarter of 2000 were $0.20 per share, bringing the total dividend for 2000 to $0.60 per share.

     Subsequent to quarter end, but prior to the release of these earnings, the Corporation became aware of a defalcation involving one of the Corporation's customers. If not satisfactorily resolved, this event could have a significant effect on the Corporation's earnings as early as the fourth quarter and for the year ended December 31, 2000. As of the date of this release, the estimate of the maximum potential pretax exposure to the Corporation could range from $500,000 to $900,000, and would be reflected as additional noninterest expense. If necessary, the Corporation will vigorously pursue all of its legal and factual defenses in consultation with legal counsel.

     First Century Bankshares, Inc. is a bank holding company, that owns First Century Bank, N.A., headquartered in Bluefield, West Virginia, with 10 offices and 14 ATM locations throughout southern West Virginia and southwestern Virginia.

     This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.


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